ATHENS BANCSHARES CORPORATION REPORTS FINANCIAL RESULTS FOR THE QUARTER ENDED MARCH 31, 2013

Athens, Tennessee, April 30, 2013, Athens Bancshares Corporation (NASDAQ: AFCB – news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its results of operations for the three months ended March 31, 2013.  The Company’s net income for the three months ended March 31, 2013 was $556,000 or $0.26 per diluted share, compared to net income of $542,000 or $0.22 per diluted share for the same period in 2012.

Results of Operations – Three Months Ended March 31, 2013 and 2012

Net interest income after provision for loan losses decreased $17,000 or 0.60%, to $2.8 million for the three months ended March 31, 2013 compared to the three months ended March 31, 2012.  Interest income decreased $99,000 when comparing the two periods as the average yield on interest-earning assets decreased from 5.42% for the three months ended March 31, 2012 to 5.18% for the comparable period in 2013. The average balance of interest earning assets increased from $267.5 million for the three months ended March 31, 2012 to $272.2 million for the comparable period in 2013.  Interest expense decreased $131,000 when comparing the two periods as the average cost of interest bearing liabilities decreased from 1.28% for the three months ended March 31, 2012 to 1.01% for the comparable period in 2013.  The average balance of interest-bearing liabilities increased from $219.6 million to $225.0 million when comparing the same two periods.  The provision for loan losses increased $49,000 from $86,000 for the quarter ended March 31, 2012 to $135,000 for the quarter ended March 31, 2013.

Non-interest income increased $75,000 to $1.2 million for the three months ended March 31, 2013 compared to the same period in 2012.  The increase was primarily due to an increase in debit card related income, an increase in income related to investment sales commissions, and increased revenue from Valley Title Services, LLC, partially offset by a reduction in deposit related fees generated from non-sufficient fund charges.

Non-interest expense increased $324,000 to $3.2 million for the quarter ended March 31, 2013 compared to $2.9 million for the quarter ended March 31, 2012.  The increase was primarily due to increased salary and employee benefits expenses, including an increase in the number of employees, as well as data processing fees related to increased debit card transactions.

Income tax expense for the three months ended March 31, 2013 was $278,000 compared to $558,000 for the same period in 2012 primarily as a result of lower pre-tax income in the 2013 period.

Total assets increased $3.9 million to $295.5 million at March 31, 2013, compared to $291.6 million at December 31, 2012.  The Bank was considered well-capitalized under applicable federal regulatory capital guidelines at March 31, 2013.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

ATHENS BANCHSARES CORPORATION AND SUBSIDIARY CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited - Dollars in thousands, except per share amounts)
	THREE MONTHS ENDED March 31,
	2013	2012
Operating Data:
Total interest income	$3,527	$3,626
Total interest expense	568	699

Net interest income	2,959	2,927
Provision for loan losses	135	86
Net interest income after provision for loan losses	2,824	2,841

Total non-interest income	1,247	1,172
Total non-interest expense	3,237	2,913

Income before income taxes	834	1,100
Income tax expense	278	558

Net income	$556	$542

Net income per share, basic	$0.27	$0.22
Average common shares outstanding, basic	2,094,039	2,471,767
Net income per share, diluted	$0.26	$0.22
Average common shares outstanding, diluted	2,177,931	2,499,861

Performance ratios:
Return on average assets (annualized)	0.76%	0.75%
Return on average equity (annualized)	4.75	4.26
Interest rate spread	4.17	4.14
Net interest margin	4.35	4.37

	AS OF	AS OF
	MARCH 31, 2013	DECEMBER 31,2012
FINANCIAL CONDITION DATA:
Total assets	$295,545	$291,632
Gross loans	219,848	221,750
Allowance for loan losses	4,550	4,475
Deposits	240,694	234,248
Securities sold under agreements to repurchase	1,383	2,110
Total liabilities	249,523	243,628
Stockholders' equity	46,022	48,004

Non-performing assets:
Non-accrual loans	$3,729	$3,870
Accruing loans past due 90 days	30	28
Foreclosed real estate	545	509
Other non-performing assets	30	37

Troubled debt restructurings (1)	$5,155	$5,270

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	2.07%	2.02%
Allowance for loan losses as a percent of non-performing loans	121.04	114.80
Non-performing loans as a percent of total loans	1.71	1.76
Non-performing loans as a percent of total assets	1.27	1.34
Non-performing assets and troubled debt restructurings as a percentage of total assets	3.07	3.17

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	22.00%	21.33%
Tier 1 capital (to risk-weighted assets)	20.74	20.07
Tier 1 capital (to adjusted total assets)	13.46	13.43

(1)
Troubled debt restructurings include $425,000 and $419,000 of non-accrual loans at March 31, 2013 and December 31, 2012, respectively, which are also included in non-accrual loans at the respective dates.

CONTACT:          Athens Bancshares Corporation
Jeffrey L. Cunningham
President and CEO
423-745-1111